As filed with the Securities and Exchange Commission on May 12, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Standard Inc.
(Exact name of registrant as specified in its charter)

Delaware	3585	25-0900465
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

American Standard Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	3585	13-3465896
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

American Standard International Inc.
(Exact name of registrant as specified in its charter)

Delaware	3585	13-6195374
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

One Centennial Avenue
P.O. Box 6820
Piscataway, New Jersey 08855-6820
(732) 980-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary Beth Gustafsson
Senior Vice President, General Counsel and Secretary
American Standard Companies Inc.
One Centennial Avenue
P.O. Box 6820
Piscataway, New Jersey 08855-6820
(732) 980-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Neal J. White, Esq.
David A. Cifrino, Esq.
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606-5096
(312) 372-2000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Security(1)	Price(1)	Registration Fee

5 1/2% Senior Notes due 2015	$200,000,000	100%	$200,000,000	$23,540

Guarantees of the 5 1/2% Senior Notes 2015	$200,000,000	N/A(2)	N/A(2)	N/A(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.

(2)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is payable for the guarantees.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2005.
PROSPECTUS
AMERICAN STANDARD INC.
Offer To Exchange
$200,000,000 aggregate principal amount of 5 1/2% Senior Notes due 2015, which have been registered under the Securities Act,
for any and all
outstanding, unregistered 5 1/2% Senior Notes due 2015

Fully and Unconditionally Guaranteed by
AMERICAN STANDARD COMPANIES INC.
and
AMERICAN STANDARD INTERNATIONAL INC.
          We are offering to exchange our 5 1/2% senior notes due 2015, or the exchange notes, for our currently outstanding 5 1/2% senior notes due 2015, or the outstanding notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not have any transfer restrictions, will bear a different CUSIP number from the outstanding notes and will not entitle their holders to registration rights or rights to additional interest. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.
      The exchange notes will be fully and unconditionally guaranteed by American Standard Companies Inc., our parent company, and American Standard International Inc., our affiliate. We refer to American Standard Companies Inc. and American Standard International Inc. herein as the “guarantors.” If we do not make scheduled payments on the exchange notes, the guarantors will be required to make them for us. The exchange notes and the guarantees will be senior unsecured obligations that will rank junior in right of payment to all of our and the guarantors’ existing and future secured debt and to all debt of American Standard Inc.’s subsidiaries from time to time outstanding, and that will rank equal in right of payment to our and the guarantors’ senior unsecured debt from time to time outstanding.
      The principal terms of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	No public market exists for the outstanding notes or the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on Nasdaq.
      You should carefully consider the risk factors on page 8 of this prospectus before participating in the exchange offer.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is                     , 2005

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the date of expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
      This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. See “Incorporation of Certain Documents by reference” on page ii for a listing of documents we incorporate by reference.

Where You Can Find More Information	ii
Incorporation of Certain Documents by Reference	ii
Forward-Looking Statements	iii
Market Data	iv
Prospectus Summary	1
Risk Factors	7
Use of Proceeds	7
Selected Consolidated Financial Data	9
The Exchange Offer	11
Description of The Exchange Notes	20
Material Federal Income Tax Considerations	31
Plan of Distribution	35
Legal Matters	36
EX-4.20: FORM OF 5 1/2% SENIOR NOTE
EX-23: CONSENT OF ERNST & YOUNG LLP
EX-23.1: CONSENT OF HAMILTON, RABINOVITZ AND ALSCHULER, INC.
EX-25.1: STATEMENT OF ELIGIBILITY ON FORM T-1
EX-99.1: FORM OF LETTER OF TRANSMITTAL
EX-99.2: FORM OF NOTICE OF GUARANTEED DELIVERY.
EX-99.3: FORM OF LETTER TO REGISTERED HOLDERS
EX-99.4: FORM OF LETTER TO BENEFICIAL HOLDERS
EX-99.5: GUIDELINES FOR CERTIFICATION

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of this document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.
      In this prospectus:

•	“American Standard,” “the Company,” “we,” “us” or “our” refers to American Standard Companies Inc. and its direct and indirect subsidiaries, on a consolidated basis;

•	The “issuer” refers to American Standard Inc., our wholly owned subsidiary and the issuer of the outstanding notes and the exchange notes;

•	“Guarantors” refers to American Standard Companies Inc. and American Standard International Inc., another of our wholly owned subsidiaries.

•	“Outstanding notes” refers to the 5 1/2% senior notes due 2015 that were issued on April 1, 2005 and “exchange notes” refers to the 5 1/2% senior notes due 2015 offered pursuant to this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the “notes”; and

•	“Exchange offer” refers to our offer to exchange notes for outstanding notes pursuant to this prospectus.

      The exchange offer is not being made to, nor will we accept surrenders of outstanding notes for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of outstanding notes would not be in compliance with the securities or blue sky laws of such jurisdiction.
WHERE YOU CAN FIND MORE INFORMATION
      American Standard files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. American Standard Inc. is and, upon effectiveness of the registration statement for the issuance of exchange notes, American Standard International Inc. shall be, conditionally exempt from filing financial statements with the SEC in reports under the Securities Exchange Act of 1934 based on, among other things, inclusion of condensed consolidating financial information regarding American Standard Inc. and American Standard International Inc. in the footnotes to American Standard’s consolidated financial statements included in annual and quarterly periodic reports filed with the SEC.
      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      Information with respect to us also may be obtained from us by our contacting our Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The following documents have been filed with the SEC by American Standard and are incorporated by reference in this prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2004, filed on February 25, 2005, as amended by Form 10-K/ A filed on March 2, 2005;

•	its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on April 29, 2005;

•	its Current Reports on Form 8-K, as filed with the SEC on February 1, 2005, February 4, 2005, February 22, 2005, April 1, 2005, and April 19, 2005 respectively; and

•	all other documents filed by American Standard pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the exchange offer.
      Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.
      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the request of such person, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

      To obtain timely delivery of documents incorporated by reference in this prospectus, you must request the information no later than five business days prior to the expiration of the exchange offer. The exchange offer will expire on                     , 2005, unless extended.
FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon American Standard. There can be no assurance that future developments will be in accordance with such expectations or that the effect of future developments on American Standard will be those anticipated by management. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning in connection with a discussion of future operating or financial performance. Important factors that could affect performance and cause results to differ materially from our expectations are described or referred to in the subsection of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” entitled “Information Concerning Forward-Looking Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 incorporated by reference into this prospectus and as updated from time to time in our SEC filings. Those factors include, but are not limited to:

•	the level of end market activity in American Standard’s Air Conditioning Systems and Services’ and Bath and Kitchen businesses and the level of truck and bus production in American Standard’s Vehicle Control Systems’ markets;

•	the extent to which American Standard will be able to realize the estimated savings from Materials Management and Six Sigma initiatives;

•	additional developments may occur that could affect American Standard’s estimate of asbestos liabilities and recoveries, such as the nature and number of future claims, the average cost of disposing of such claims, average annual defense costs, the amount of insurance recovery, legislation or legal decisions affecting claims, criteria or payout;

•	unpredictable difficulties or delays in the development of new product technology;

•	changes in U.S. or international economic conditions, such as inflation, interest rate fluctuations, foreign exchange rate fluctuations or recessions in American Standard’s markets;

•	pricing changes to American Standard’s supplies or products or those of its competitors, and other competitive pressures on pricing and sales;

•	increased difficulties in obtaining the supply of basic materials such as steel, aluminum, copper, clays, electronics and energy necessary to avoid disruptions of operations;

•	increased difficulties in obtaining a consistent supply of those basic materials at pricing levels which will not have an adverse effect on results of operations;

•	labor relations; integration of acquired businesses;

•	difficulties in obtaining or retaining the management and other human resource competencies that American Standard needs to achieve its business objectives;

•	the impact on American Standard or a segment from the loss of a significant customer or a few customers;

•	risks generally relating to American Standard’s international operations, including governmental, regulatory or political changes;

•	changes in environmental, health or other regulations that may affect one or more of American Standard’s current products or future products;

•	assumptions made related to post-retirement benefits, including rate of return on plan assets, the discount rate applied to projected benefit obligations and the rate of increase in the health care cost trend rate;

•	changes in laws or different interpretations of laws that may affect American Standard’s expected effective tax rate for 2005;

•	the outcome of lawsuits and other contingencies;

•	transactions or other events affecting the need for, timing and extent of American Standard’s capital expenditures; and

•	adoption of new accounting pronouncements promulgated by the FASB or other accounting standard setting agencies.
      All forward-looking statements in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed above. We assume no obligation to update any forward-looking statement.
MARKET DATA
      Market data used throughout this prospectus, or included in documents incorporated by reference in this prospectus, including information relating to our relative position in our industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.
NOTICE TO RESIDENTS IN THE UNITED KINGDOM
      This prospectus does not constitute an offer to the public within the meaning of the United Kingdom’s Financial Services and Markets Act 2000, or the FSMA, or the Public Offers of Securities Regulations 1995. This prospectus is directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the FSMA (financial promotion) order 2001 (all such persons together being referred to as “relevant persons”). This prospectus is provided to recipients on a personal basis and must not be transferred or assigned or otherwise acted or relied upon by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

PROSPECTUS SUMMARY
      The following summary contains basic information about this offering. It does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read the entire document and the documents we have referred you to. Unless the context otherwise indicates and except with respect to any description of the notes, references to “American Standard,” “we,” “us,” and “our” are to American Standard Companies Inc. together with its subsidiaries, including American Standard Inc., the issuer of the notes.
American Standard
      We are a global, diversified manufacturer of high-quality, brand-name products in three major business segments: air conditioning systems and services; bath and kitchen fixtures and fittings; and vehicle control systems. American Standard is one of the largest providers of products in each of its three major business segments.
      The Air Conditioning Systems and Services segment, or Air Conditioning, is a global manufacturer of commercial and residential heating, ventilation and air conditioning (HVAC) equipment, systems and controls. It also provides aftermarket parts to the HVAC industry, performance contracting for the installation and maintenance of HVAC systems featuring its products, and service for its products and those of other manufacturers. Air Conditioning markets and sells its products and services globally under the TRANE® name and, for U.S. residential and light commercial applications, under both the TRANE® and AMERICAN STANDARD® names. Air Conditioning, with revenues of $5.345 billion in 2004, accounted for 56% of our sales and 56% of our segment income.
      The products manufactured by Air Conditioning include chillers and air handlers, light and large commercial unitary equipment, heat pumps, residential condensing units and furnaces, and fan coils. Air Conditioning also produces a wide range of HVAC controls: from electromechanical controls on its equipment, to thermostats that regulate room and building temperature, to integrated building automation systems that automatically control a building’s performance, including its energy consumption, air quality and comfort.
      The Bath and Kitchen segment is a leading producer of bathroom and kitchen fixtures and fittings in Europe, the U.S., Central America and Asia. Its products, including sinks, toilets, faucets, tubs, showers, bathroom furniture and accessories, are marketed through retail and wholesale sales channels for residential and commercial markets. In 2004, Bath and Kitchen, with revenues of $2.440 billion, accounted for 26% of our sales and 20% of our segment income. Bath and Kitchen operates through three primary groups that are regionally focused: Europe, Americas and Asia.
      Bath and Kitchen sells products in Europe primarily under the brand names IDEAL STANDARD, JADO, ARMITAGE SHANKS, DOLOMITE and PORCHER. We are currently increasing our focus on expanding the presence and scope of offerings of the Ideal Standard brand. We manufacture and distribute bathroom and kitchen fixtures and fittings through subsidiaries or joint ventures in Belgium, Bulgaria, the Czech Republic, Egypt, France, Germany, Greece, Italy, the Netherlands, the U.K., Spain, and distribute products in other European countries.
      Bath and Kitchen Americas Group manufactures bathroom and kitchen fixtures and fittings selling under the brand names AMERICAN STANDARD, STANDARD, PORCHER and JADO (manufactured in Europe) in the U.S. and under the brand names AMERICAN STANDARD, IDEAL STANDARD, and STANDARD through our wholly-owned operations in Mexico, Canada and Brazil, our majority-owned joint venture in Central America and our unconsolidated joint venture in the Dominican Republic.
      In Asia, Bath and Kitchen manufactures bathroom and kitchen fixtures and fittings, selling under the brand names AMERICAN STANDARD, IDEAL STANDARD, and STANDARD through our wholly-owned operations in South Korea and Indonesia, and our majority-owned operations in Thailand and Vietnam.

The group also operates in China through a majority-owned joint venture, which has ownership interests in seven joint ventures.
      The Vehicle Control Systems segment, operating under the WABCO® name, designs, manufactures and sells braking and control systems primarily for the worldwide commercial vehicle industry. WABCO’s largest-selling products are pneumatic braking control systems and related electronic braking controls, referred to as ABS and EBS, and conventional components for heavy and medium-sized trucks, trailers and buses. In 2004 WABCO, with sales of $1.724 billion, accounted for 18% of our sales and 24% of our segment income.
      We believe that WABCO is the worldwide technology leader for braking, stability, suspension and transmission controls for commercial vehicles. WABCO has a strong reputation for technological innovation and is a leading systems development partner with several major vehicle manufacturers. Electronic controls, first introduced in ABS in the early 1980s, are increasingly applied in other control systems sold to the commercial vehicle industry. WABCO also supplies electronic suspension controls to the luxury car and sport utility vehicle market.
The Issuer and the Guarantors
      American Standard Inc., a Delaware corporation formed in 1929, is the issuer of both the outstanding notes and the exchange notes. American Standard Companies Inc., the parent company of American Standard Inc., and American Standard International Inc., the sister company of the issuer, have jointly and severally guaranteed the notes. American Standard Companies Inc. is a Delaware corporation formed in 1988 to be a holding company of the issuer. American Standard International Inc., a Delaware corporation formed in 1965, is a holding company for certain non-U.S. and U.S. subsidiaries of American Standard Companies Inc.
      Our principal executive offices are located at One Centennial Avenue, P.O. Box 6820, Piscataway, New Jersey, telephone (732) 980-6000.
The Exchange Offer
      On April 1, 2005, we completed an offering of $200,000,000 aggregate principal amount of unregistered 5 1/2% senior notes due 2015 in a transaction exempt from the registration requirements of the Securities Act. These outstanding notes are fully and unconditionally guaranteed as to payment of principal and interest by the guarantors. The exchange notes will be our obligations and will be entitled to the benefits of the indenture relating to the outstanding notes. The exchange notes will also be unconditionally guaranteed as to payment of principal and interest by the guarantors. The form and terms of the exchange notes are substantially identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes:

•	have been registered under the Securities Act and, therefore, will contain no restrictive legends;

•	will bear a different CUSIP number from the outstanding notes;

•	will not have registration rights; and

•	will not have the right to additional interest.
      The following is a brief summary of the terms of the exchange offer. It likely does not contain all the information that is important to you. For a more complete description of the exchange offer, see “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 5 1/2% senior notes due 2015, which have been registered under the Securities Act, for each $1,000 principal amount of our currently outstanding, unregistered 5 1/2% senior notes due 2015. Outstanding notes may only be exchanged in integral multiples of $1,000 in principal amount.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend the expiration date.

Registration Rights Agreement	The exchange offer is intended to satisfy your registration rights under the registration rights agreement we entered into with the initial purchasers of the outstanding notes. Those rights will terminate upon completion of the exchange offer. Under the registration rights agreement, we are required to pay liquidated damages in the form of additional interest on the outstanding notes in certain circumstances, including if the exchange offer registration statement is not declared effective by the SEC on or before July 29, 2005 or the exchange offer is not consummated within 45 days after the effective date of the exchange offer registration statement. See “The Exchange Offer — Additional Interest.”

Resale of Exchange Notes	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to other parties unrelated to us, we believe that you can resell and transfer the exchange notes you receive pursuant to the exchange offer, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• any exchange notes to be received by you will be acquired in the ordinary course of your business;

• you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act; and

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in this exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes issued to it in this exchange offer in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities. See “Plan of Distribution.”

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive, including that holders of outstanding notes tender such notes in accordance with the terms of the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must transmit a properly completed and signed letter of transmittal, together with all other documents required by the letter of transmittal, including the certificate or certificates representing your outstanding notes to be exchanged, to the exchange agent at the address set forth on the cover page of the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York City time, on [ ], 2005, the expiration date of the exchange offer. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer, as described in this prospectus, prior to the expiration of the exchange offer. For more information on accepting the exchange offer and tendering your outstanding notes, see “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Book-Entry Transfer.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder of the outstanding notes promptly and instruct the registered holder to tender your notes on your behalf.

Guaranteed Delivery Procedures	If you cannot deliver your outstanding notes, the letter of transmittal or any other required documentation, or if you cannot comply with The Depository Trust Company’s, or DTC’s, standard operating procedures for electronic tenders on time, you may tender your outstanding notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on , 2005, the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at the address set forth in this prospectus under “The Exchange Offer — Exchange Agent” prior to the expiration of the exchange offer. A notice of withdrawal may also be made by electronic transmission through DTC’s Automated Tender Offer Program. See “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes	We will accept for exchange any and all outstanding notes that you properly tender in the exchange offer prior to the expiration date of the exchange offer. We will issue and deliver the exchange notes promptly following the expiration date of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Certain U.S. Federal Income Tax Consequences	We believe that the exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes, but you should consult your tax adviser about the tax consequences of the exchange offer. See “Certain U.S. Federal Income Tax Considerations.”

Consequences of Failure to Exchange	If you are eligible to participate in the exchange offer and you do not tender your outstanding notes as described in this prospectus, you will not have any further registration rights. In that case, your outstanding notes will continue to be subject to restrictions on transfer. As a result of the restrictions on transfer and the availability of exchange notes, the outstanding notes are likely to be much less liquid than before the exchange offer. The outstanding notes will, after the exchange offer, bear interest at the same rate as the exchange notes. See “The Exchange Offer — Consequences of Failure to Exchange.”

Exchange Agent	The Bank of New York, the trustee under the indenture for the notes, is serving as the exchange agent in connection with the exchange offer. The exchange agent can be reached at Corporate Trust Operations, Reorganization Unit, 101 Barclay Street — 7 East, New York, New York 10286, Attention: [ ], its facsimile number is (212) 815-1915 and its telephone number is (212) 815-5788.
The Exchange Notes
      The following is a brief summary of the material terms of the exchange notes. It likely does not contain all the information that is important to you. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	American Standard Inc.

Notes Offered	$200,000,000 aggregate principal amount of 5 1/2% senior notes due 2015.

Maturity Date	April 1, 2015.

Interest	Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange for the exchange notes or, if no interest has been paid on the outstanding notes, from April 1, 2005. Interest on the exchange notes will be payable at a rate of 5 1/2% per annum semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2005. No additional interest will be paid on outstanding notes tendered and accepted for exchange.

Ranking	The exchange notes will constitute senior debt of American Standard Inc. and will rank:

• equally with its senior unsecured debt from time to time outstanding;

• senior to its subordinated debt from time to time outstanding; and

• effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries from time to time outstanding.

As of March 31, 2005, American Standard Inc.’s secured debt totaled $1.62 billion; the debt and other liabilities of its subsidiaries totaled $4.151 billion and its total amount of other senior unsecured debt outstanding was $12 million.

Optional Redemption	At any time, the issuer may elect to redeem any or all of the notes in principal amounts of $1,000 or any integral multiple of $1,000. We will pay an amount equal to the principal amount of notes redeemed plus a make whole premium, which is described under the heading “Description of the Exchange Notes — Redemption.” We also will pay accrued interest to the redemption date.

Guarantees	American Standard Companies Inc. and American Standard International Inc. will fully and unconditionally guarantee on a senior unsecured basis the due and punctual payment of the principal of and any premium and interest on the notes when and as it becomes due and payable, whether at maturity or otherwise.

Covenants	The indenture for the notes contains covenants that, among other things, limits our ability to:

• incur debt secured by liens; and

• engage in sale-leaseback transactions.

These limitations are subject to a number of important qualifications and exceptions. For more details, see “Description of the Exchange Notes — Restrictive Covenants.”

Absence of Public Market for the Exchange Notes	The exchange notes are new securities for which there is currently no market. Although the initial purchasers of the outstanding notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any such market-making activities may be discontinued at any time without notice Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the exchange notes on Nasdaq.

RISK FACTORS
      Your decision whether or not to participate in the exchange offer and own outstanding notes or exchange notes will involve some degree of risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this prospectus, before deciding whether or not to participate in the exchange offer.

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.
      We will only issue exchange notes for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. None of the issuer, the guarantors or the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if your tender of outstanding notes is not accepted because you did not tender your outstanding notes properly, then, after consummation of the exchange offer, you will continue to hold outstanding notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes remaining and the market for such outstanding notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged outstanding notes could become more limited than the existing market for the outstanding notes and could cease to exist altogether due to the reduction in the amount of the outstanding notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered outstanding notes.

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.
      If you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

You may not be able to sell your exchange notes if a trading market for the exchange notes does not develop.
      The exchange notes will be new securities for which there is currently no established trading market, and none may develop. We do not intend to apply for a listing of the exchange notes on any securities exchange or for quotation on any automated interdealer quotation system. The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected.
USE OF PROCEEDS
      We will not receive any cash proceeds from the exchange offer. Any outstanding notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change to our capitalization. On April 1, 2005, we sold the outstanding notes. We used the net proceeds from the sale of the outstanding notes, after deducting the expenses of the offering, including the initial purchasers’ discounts, towards the repayment of the issuer’s 7 3/8% senior notes due 2005.

RATIO OF EARNINGS TO FIXED CHARGES
      Set forth below is the ratio of earnings to fixed charges of American Standard Companies Inc. for the periods indicated. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of consolidated net income before income taxes, plus fixed charges other than capitalized interest but including the amortization thereof, adjusted by the excess or deficiency of dividends over income of entities accounted for by the equity method, fixed charges consist of interest on debt (including capitalized interest), amortization of debt discount and expense, and a portion of rentals determined to be representative of interest (rental expense factor).

	Year Ended
	December 31,

	2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges	3.3	4.5	3.9	3.1	3.0

	Quarter Ended
	March 31,

	2005	2004

Ratio of Earnings to Fixed Charges	4.0	4.0

SELECTED CONSOLIDATED FINANCIAL DATA
      The selected consolidated financial data which follows should be read in conjunction with the audited and unaudited consolidated financial statements and accompanying notes of American Standard Companies Inc. in the documents which are incorporated by reference in this prospectus. In the opinion of management, all adjustments, including normal recurring items, considered necessary for a fair presentation of financial data have been included in the unaudited consolidated financial data for the three months ended March 31, 2005. See “Where You Can Find More Information.” Historical results are not necessarily indicative of the results to be obtained in the future.

						Three Months Ended
	Year Ended December 31,					March 31,

	2004	2003	2002	2001	2000	2005	2004

	(Dollars in millions, except per share data)
Segment and Income
Statement Data:
Segment sales:
Air Conditioning Systems and Services	$5,345.5	$4,974.6	$4,743.9	$4,692.2	$4,726.1	$1,257.2	$1,163.3
Bath and Kitchen	2,439.5	2,234.8	1,994.4	1,812.7	1,803.5	604.1	601.4
Vehicle Control Systems	1,723.8	1,358.2	1,057.1	960.4	1,068.8	479.0	420.3

Total sales	$9,508.8	$8,567.6	$7,795.4	$7,465.3	$7,598.4	$2,340.3	$2,185.0

Segment income:
Air Conditioning Systems and Services	$556.1	$521.6	$537.4	$515.2	$531.4	$87.6	$93.0
Bath and Kitchen	196.9	139.5	154.7	147.5	161.5	44.8	50.3
Vehicle Control Systems	231.3	176.6	138.7	124.4	146.8	69.7	58.9

Total segment income(a)	984.3	837.7	830.8	787.1	839.7	202.1	202.2
Equity in net income of unconsolidated joint ventures	28.2	25.9	26.6	18.5	30.0	7.8	6.5
Asbestos indemnity charge, net of recoveries(b)	(320.2)	(10.0)	(3.3)	—	—	—	(3.0)
Gain on sale of water heater business(c)	—	—	—	—	57.3	—	—
Restructuring and asset impairment charges(d)	—	—	—	—	(69.5)	—	—
Interest expense	(114.9)	(117.0)	(129.0)	(168.7)	(198.7)	(29.6)	(29.3)
Corporate and other expenses(a)	(214.5)	(187.4)	(168.9)	(160.6)	(149.4)	(53.2)	(53.8)

Income from continuing operations before income taxes	362.9	549.2	556.2	476.3	509.4	127.1	122.6
Income taxes(a)	(49.5)	(144.0)	(185.2)	(181.3)	(194.2)	(2.2)	(38.0)

Income from continuing operations	$313.4	$405.2	$371.0	$295.0	$315.2	$124.9	$84.6

Per share:
Basic	$1.46	$1.87	$1.71	$1.38	$1.50	$0.58	$0.39
Diluted	$1.42	$1.83	$1.68	$1.35	$1.45	$0.57	$0.38
Average number of outstanding common shares
Basic	214,835,002	216,809,658	217,049,925	214,359,657	210,369,855	214,032,624	216,474,369
Diluted	220,584,135	221,150,472	220,924,698	219,353,988	216,593,016	220,066,401	222,225,546
Balance Sheet Data(at end of period):
Total assets	$6,841.8	$5,878.7	$5,143.8	$4,831.4	$4,744.7	$7,134.7	$6,147.2
Total debt	$1,507.9	$1,679.1	$1,959.2	$2,212.1	$2,471.7	$1,751.9	$1,896.2

(a)	First quarter, 2005 segment income involves $20.4 million ($14.8 million after tax, or $0.07 per diluted share) of expenses related to operational consolidations, primarily for the shutdown and possible sale of a facility in Rockingham, N.C. The costs were comprised of $12.8 million for Air Conditioning and Systems Services, $3.9 million for Bath and Kitchen and $3.7 million for Vehicle Control Systems. Income taxes included a tax benefit of $5.6 million related to those expenses. Income taxes in 2005 also included $36.4 million associated with the resolution of tax contingencies and tax planning initiatives. In 2004 segment income includes $46.1 million and corporate and other expenses includes $0.3 million ($32.0 million after tax, or $.15 per diluted share) of expenses related to operational consolidations, primarily for the elimination of 1,695 jobs during 2004, comprised of $7.7 million for Air Conditioning Systems and Services, $33.0 million for Bath and Kitchen and $5.4 million for Vehicle Control Systems. Income taxes include a tax benefit of $14.4 million related to those expenses. Income taxes in 2004 includes a $39.2 million benefit ($.18 per diluted share) including an $18.5 million benefit for the resolution of tax audits, an $18.0 million benefit relating to a reduction in withholding tax liabilities due to a decision not to distribute the earnings of certain foreign subsidiaries and $2.7 million of other tax items. In 2003 segment income includes expenses of $38.9 million ($27.3 million after tax, or $.12 per diluted share) related to the elimination of 870 jobs in the fourth quarter, comprised of $8.4 million for Air Conditioning Systems and Services, $20.8 million for Bath and Kitchen and $9.7 million for Vehicle Control Systems. Income taxes include a tax benefit of $11.6 million related to those expenses. Income taxes in 2003 includes a $26.7 million benefit ($.12 per diluted share) principally because of the resolution of audits and approval of claims for research and development tax credits. In the fourth quarter of 2001 we recorded expenses of $53.1 million ($35.8 million after tax, or $.16 per diluted share) related to the elimination of approximately 1,700 salaried positions, comprised of $12.7 million for Air Conditioning Systems and Services, $14.7 million for Bath and Kitchen, $15.8 million for Vehicle Control Systems and $9.9 million for corporate headquarters.

(b)	In the fourth quarter of 2004, we recorded a $307 million ($188 million, net of tax benefit, or $.85 per diluted share) charge covering estimated net payments for pending and future asbestos-related claims. Certain reclassifications were made to prior periods to reflect asbestos indemnity charges, to be consistent with 2004.

(c)	In 2000, we sold its Calorex water heater business for a gain of $57 million ($52 million after tax, or $.24 per diluted share).

(d)	In 2000, we recorded a net restructuring and asset impairment charge of $70 million ($51 million, net of tax benefits, or $.24 per diluted share). These charges consisted of $26 million for Air Conditioning Systems and Services, $34 million for Bath and Kitchen and $15 million for Vehicle Control Systems, partly offset by a $5 million reduction of charges taken in prior years.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      We sold the outstanding notes to Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., ABN AMRO Incorporated, BNP Paribas Securities Corp., Calyon Securities (USA) Inc., HSBC Securities (USA) Inc., Mitsubishi Securities International plc, Mizuho International plc, and Scotia Capital (USA) Inc., the initial purchasers, on April 1, 2005 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. Accordingly, the outstanding notes may not be reoffered, resold or otherwise transferred unless registered under the Securities Act and any other applicable securities law or unless applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and any such other securities laws are available.
      In connection with the sale of the outstanding notes, we and the guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the Securities Act and to offer to exchange the exchange notes for the outstanding notes. We are effecting the exchange offer to comply with the registration rights agreement. Under the registration rights agreement, we and the guarantors are obligated:

•	to use our reasonable best efforts to file with the SEC a registration statement for the exchange offer and the exchange notes within 120 days after the date of issuance of the outstanding notes;

•	to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than the 210th day after the date of issuance of the outstanding notes;

•	promptly after the effectiveness of the exchange offer registration statement, to offer to the holders of outstanding notes, who are not prohibited by any applicable law or any applicable interpretation of the staff of the SEC from participating in the exchange offer, the opportunity to exchange their outstanding notes for the exchange notes offered in connection with this prospectus;

•	to use our reasonable best efforts to keep the exchange offer open for not less than 20 days, or longer if required by applicable law or otherwise extended by us at our option, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes; and

•	to use our reasonable best efforts to cause the exchange offer to be consummated no later than 45 days after the effective date of the exchange offer registration statement.
Shelf Registration
      In the registration rights agreement, we agreed to file a shelf registration statement if:

•	we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

•	the exchange offer registration statement is not declared effective within 210 days after the issue date of the outstanding notes or the exchange offer is not consummated within 45 days after the exchange offer registration statement is declared effective, but we may terminate the shelf registration statement at any time, without penalty, if the exchange offer registration statement is declared effective or the exchange offer is consummated;

•	any holder of the outstanding notes, other than an initial purchaser holding outstanding notes acquired directly from us, is not eligible to participate in the exchange offer because of any applicable law or interpretations thereof or elects to participate in the exchange offer but does not receive freely transferable exchange notes; or

•	any of the initial purchasers so requests before the date that is 90 days after the consummation of the exchange offer with respect to outstanding notes not eligible to be exchanged in the exchange offer and held by it following consummation of the exchange offer.
      In any such event, we will file with the SEC promptly, but no later than (a) the 210th day after the date of issuance of the outstanding notes, or (b) the 60th day after any such filing obligation arises, whichever is later, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.
      If a shelf registration statement is required, we will use our reasonable best efforts to keep the shelf registration statement continuously effective, in order to permit the prospectus included therein to be lawfully delivered by holders of relevant outstanding notes, for a period of two years from the date of its effectiveness or such shorter period that will terminate when all notes covered by it have been sold or disposed of or can be sold pursuant to Rule 144(k) under the Securities Act.
Additional Interest
      If a registration default, as defined below, occurs with respect to outstanding notes, we will be required to pay additional interest to each holder of such notes. During the first 90-day period that such a registration default occurs and is continuing, we will pay additional interest on the outstanding notes at a rate of 0.25% per year. If a registration default occurs and is continuing for a period of more than 90 days, then the amount of additional interest we are required to pay on the outstanding notes will increase, effective from and after the 91st day in that period, by an additional 0.25% per year until all registration defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per year, and we will not be required to pay additional interest for more than one registration default at a time. This additional interest will accrue only for those days that a registration default occurs and is continuing. All accrued additional interest will be paid to the holders of the outstanding notes in the same manner as interest payments on the notes, with payments being made on the interest payment dates for notes.
      Following the cure of all registration defaults with respect to outstanding notes, no more additional interest will accrue unless a subsequent registration default occurs. You will not be entitled to receive any additional interest on any outstanding notes if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, outstanding notes for exchange notes in the exchange offer.
      A “registration default” will occur if:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for that filing;

•	any such registration statement is not declared effective by the SEC on or prior to the date specified for its effectiveness;

•	we fail to complete the exchange offer on or prior to the date specified for completion; or

•	any of the registration statements is declared effective but thereafter ceases to be effective or usable in connection with resales covered thereby during the periods specified in the registration rights agreement, except during limited periods as a result of the exercise by us of our right to suspend use of such registration statement and the related prospectus.
      The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement, which was filed as an exhibit to the Company’s Form 8-K on April 1, 2005. See “Where You Can Find More Information.”
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding notes. You may tender some or all of your outstanding notes only in integral multiples of $1,000 in principal amount. As of the date of this prospectus, $200,000,000 aggregate principal amount of the outstanding notes sold on April 1, 2005 are outstanding.
      The terms of the exchange notes to be issued are substantially identical to the outstanding notes, except that the exchange notes have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. In addition, the exchange notes will bear a different CUSIP number from the outstanding notes and will not entitle their holders to registration rights or rights to additional interest. The exchange notes will be issued under, and be entitled to the benefits of, the indenture, dated as of April 1, 2005, among the issuer, the guarantors and The Bank of New York, as trustee.
      In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.
      There will be no fixed record date for determining the eligible holders of the outstanding notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered outstanding notes when and if we have given oral (confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering them to such holders. The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered for exchange.
      You do not have any appraisal or dissenters’ rights under law or the indenture for the notes in connection with the exchange offer.
      If we successfully complete the exchange offer, any outstanding notes that holders do not tender or that we do not accept in the exchange offer will remain outstanding and will continue to be subject to restrictions on transfer. The outstanding notes will continue to accrue interest but, in general, the holders of outstanding notes after the exchange offer will not have further rights under the registration rights agreement, and we will not have any further obligation to register the outstanding notes under the Securities Act. In that case, holders wishing to transfer outstanding notes would have to rely on exemptions from the registration requirements of the Securities Act.
Expiration Date; Extensions; Amendment; Termination
      The “expiration date” is 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the “expiration date” shall mean the latest date and time to which the exchange offer is extended. In the case of any extension, we will notify the exchange agent orally (confirmed in writing) or in writing of any extension. We will also notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.
      To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any outstanding note;

•	extend the exchange offer;

•	waive any condition of the exchange offer;

•	if any of the conditions described below under “— Conditions to the Exchange Offer” have occurred, to terminate the exchange offer; and

•	amend the terms of the exchange offer in any manner.
      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the holders of outstanding notes. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of outstanding notes of such amendment in a reasonable manner.
      Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
Interest on the Exchange Notes
      Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange for the exchange notes or, if no interest has been paid on the outstanding notes, from April 1, 2005. Interest on the exchange notes will be payable at a rate of 5 1/2% per annum semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2005. We will make each interest payment to the holders of record of the exchange notes on the immediately preceding March 15 and September 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Resale of Exchange Notes
      Based on an interpretation by the staff of the SEC set forth in several no-action letters issued to other parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by their holders without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	any exchange notes to be received by you are acquired in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any “affiliate” of ours to distribute the exchange notes; and

•	if you are a broker-dealer, you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities (but not directly from us or one of our affiliates) and that you will deliver a prospectus in connection with any resale of such exchange notes.
      If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.
      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Procedures for Tendering
      The term “holder” with respect to the exchange offer means any person in whose name outstanding notes are registered on our registrar’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such outstanding notes by book-entry transfer at DTC.

      Except in limited circumstances, only a holder may tender its outstanding notes in the exchange offer. To tender outstanding notes in the exchange offer:

•	the exchange agent must receive, before expiration of the exchange offer, a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal, together with any required signature guarantees and with the certificate or certificates representing the outstanding notes being tendered and any other required documents;

•	the exchange agent must receive, before expiration of the exchange offer, a confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to DTC’s standard operating procedures for electronic tenders described below under “— Book-Entry Transfer” and a properly transmitted agent’s message in lieu of a letter of transmittal as described below under “— Book-Entry Transfer”; or

•	the holder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery Procedures.”
      The tender by a holder of outstanding notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the outstanding notes held by a holder are tendered, the tendering holder should fill in the amount of outstanding notes being tendered in the specified box in the letter of transmittal. The entire amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.
      The method of delivery of outstanding notes, the letter of transmittal and all other required documents, including through DTC’s Automated Tender Offer Program system as described below under “— Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or outstanding notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC will not constitute delivery to the exchange agent.
      If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder.
      The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.
      Signatures on a letter of transmittal or a notice of withdrawal as described below in “— Withdrawal of Tenders,” as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.
      An “eligible institution” is:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule I7Ad-15 under the Exchange Act.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
      We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered outstanding notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes nor shall we or any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such outstanding notes unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.
      In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date or, if any of the conditions described below under “— Conditions to the Exchange Offer” have occurred, the termination date and (b) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.
Book-Entry Transfer
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered outstanding notes will only be made after a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account, and timely receipt by the exchange agent of an “agent’s message.”
      The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering the outstanding notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations and warranties contained in the appropriate letter of transmittal and described above are true and correct.
      In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding notes that such participant has received and agrees to be bound by the terms of the notice of guaranteed delivery.
Guaranteed Delivery Procedures
      Holders who wish to tender their outstanding notes and (a) whose outstanding notes are not immediately available, (b) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent before expiration of the exchange offer or (c) who cannot complete DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their outstanding notes if:

•	the tender is made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery or an agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder and the certificate number or numbers of the outstanding notes tendered (if applicable) and the principal amount of outstanding notes tendered;

•	stating that the tender offer is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal, or facsimile of the letter of transmittal (or a properly transmitted agent’s message), together with certificates for the outstanding notes tendered in proper form for transfer (or a book-entry confirmation with an agent’s message), and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal (or an agent’s message), as well as certificates for all tendered outstanding notes in proper form for transfer (or a book-entry confirmation), and all other documents required by the letter of transmittal, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on                     , 2005, the expiration date of the exchange offer.
      For a withdrawal to be effective:

•	the exchange agent must receive a timely written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “— Exchange Agent”; or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive a timely electronic notice of withdrawal from DTC.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes to be withdrawn, or, in the case of outstanding notes transferred by book-entry transfer, as indicated below;

•	be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.
      If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC for withdrawals.
      We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any outstanding notes properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly re-tendered. Any outstanding notes which have been tendered and which are properly withdrawn will be returned to the holder without cost to such holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the outstanding notes will be credited to an account maintained with DTC for the outstanding notes) as soon as practicable after withdrawal. Properly withdrawn outstanding notes may be re-tendered by following the procedures described above under “— Procedures for Tendering” at any time prior to the expiration of the exchange offer.
Conditions to the Exchange Offer
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if

•	the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the SEC,

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer, or

•	the holders do not tender the outstanding notes in accordance with the exchange offer.
      These conditions are for the sole benefit of us and the guarantors and may be asserted or waived by us in whole or in part at any time and from time to time in our sole discretion prior to expiration of the exchange offer. Our failure to exercise any of these rights at any time will not be deemed a waiver of such rights and each of such rights shall be deemed an ongoing right which may be asserted by us at any time and from time to time.
Consequences of Failure to Exchange
      If you do not tender your outstanding notes to be exchanged in the exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they:

•	may be resold only if (a) registered pursuant to the Securities Act and other applicable securities laws, (b) an exemption from registration is available or (c) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.
      As a result of the restrictions on transfer and the availability of the exchange notes, the outstanding notes are likely to be much less liquid than before the exchange offer. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in value of their outstanding notes, compared to the value of the exchange notes. Following the consummation of the exchange offer, in general, holders of outstanding notes will have no further registration rights under the registration rights agreement.
Accounting Treatment
      The exchange notes will be recorded at the same carrying value as the outstanding notes on the date of exchange. The carrying value is face value. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes will be amortized over the term of the exchange notes. See “— Fees and Expenses.”
Regulatory Approvals
      Other than pursuant to the federal securities laws, we do not believe that there are any federal or state regulatory requirements that we must comply with, or any approvals that we must obtain, in connection with the exchange offer.
Exchange Agent
      The Bank of New York, the trustee under the indenture for the notes, has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

	By Registered or Certified	By Hand/Overnight
By Facsimile:	Mail:	Delivery:

(212) 815-1915	The Bank of New York Corporate Trust Operations	The Bank of New York Corporate Trust Operations
Confirm by Telephone: (212) 815-5788	Reorganization Unit 101 Barclay Street — 7 East New York, New York 10286 Attn:	Reorganization Unit 101 Barclay Street — 7 East New York, New York 10286 Attn:
      Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, our officers and regular employees and those of our affiliates may make additional solicitations by facsimile, telephone, other electronic means or in person.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.
      We will pay the expenses incurred in connection with the exchange offer. The expenses include, among others:

•	SEC registration filing fee;

•	fees and expenses of compliance with federal securities and state blue sky or securities laws;

•	expenses of messengers, delivery services and telephones;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees; and

•	printing costs.
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•	certificates representing exchange notes, or outstanding notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
      If satisfactory evidence of payment of these taxes or an exemption therefrom is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed to that tendering holder.
DESCRIPTION OF THE EXCHANGE NOTES
      We issued the outstanding notes, and we will issue the exchange notes, as a single series of securities under an indenture (the “indenture”), dated as of April 1, 2005, among the issuer, the guarantors and The Bank of New York, as trustee. The form and terms of the exchange notes are substantially identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act and, therefore, will not be subject to certain transfer restrictions, will bear a different CUSIP number from the outstanding notes and will not entitle their holders to registration rights or rights to additional interest. The outstanding notes and the exchange notes are referred to collectively as the “notes.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.
      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. The indenture has been filed as an exhibit to the exchange offer registration statement and is available as described under “Where You Can Find More Information.”
General
      The notes will mature on April 1, 2015 and will bear interest at 5 1/2% per year. Interest on the notes will accrue from April 1, 2005. The issuer:

•	will pay interest semiannually on April 1 and October 1 of each year, commencing October 1, 2005;

•	will pay interest to the person in whose name a note is registered at the close of business on the March 15 or September 15 immediately preceding the interest payment date;

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the offices of the trustee and any paying agent; and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the security register.

      American Standard Inc. will issue the notes only in fully registered form, without coupons, in minimum denominations of $100,000 and any integral multiple of $1,000. The notes will not be subject to any sinking fund or mandatory redemption provisions.
      The notes will be limited initially to $200 million in aggregate principal amount. We may, however, “reopen” this series of notes and issue an unlimited principal amount of additional notes of the same series in the future without the consent of the holders. We may reopen this series of notes only if the additional notes issued will be fungible with the original notes of the series for United States federal income tax purposes.
      The indenture does not limit the amount of debt that may be issued under the indenture, nor the amount of other unsecured debt or securities that American Standard Inc. may issue. American Standard Inc. may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions on liens and sale/leaseback transactions described below under “— Restrictive Covenants” and the provisions described below under “— Consolidation, Merger and Sale of Assets,” the indenture does not contain any covenants or other provisions designed to protect holders of the notes in the event American Standard Inc. participates in a highly leveraged transaction or upon a change in control. The indenture also does not contain provisions that give holders the right to require the issuer to repurchase the notes in the event of a decline in the issuer’s credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.
Redemption
      The notes will be redeemable at the option of American Standard Inc., in whole or in part, at any time and from time to time, in principal amounts of $1,000 or any integral multiple of $1,000 for an amount equal to:

•	100% of the principal amount of the notes to be redeemed; and

•	a premium equal to the amount, if any, by which the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points exceeds the principal amount of the notes to be redeemed.
      In each case, American Standard Inc. will pay accrued interest to the date of redemption.
      “Treasury Rate” means the rate per year equal to:

•	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

•	if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.
      The Treasury Rate will be calculated on the third business day preceding the redemption date.
      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.
      “Comparable Treasury Price” means (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.
      “Reference Treasury Dealer” means each of Citigroup Global Markets Inc. (and its successors), J.P. Morgan Securities Inc. (and its successors), and two other nationally recognized investment banking firms that are primary U.S. government securities dealers specified from time to time by us. If, however, any of them shall cease to be a primary U.S. government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.
      “Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption. If the redemption date is not an interest payment date with respect to the note being redeemed, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued thereon to that redemption date.
      We will mail notice of a redemption not less than 30 days nor more than 60 days before the redemption date to holders of notes to be redeemed.
      If the issuer is redeeming less than all the notes, the trustee will select the particular notes to be redeemed pro rata, by lot or by another method the trustee deems fair and appropriate. Unless there is a default in payment of the redemption amount, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
      Except as described above, the notes will not be redeemable prior to maturity and will not be entitled to the benefit of any sinking fund.
Guarantees
      American Standard Companies Inc. and American Standard International Inc. will each fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the notes when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantees provide that in the event of a default in the payment of principal of or any premium or interest on a note, the holder of the note may institute legal proceedings directly against American Standard Companies Inc. and American Standard International Inc. to enforce the guarantees without first proceeding against American Standard Inc.
Ranking
      The exchange notes will constitute senior debt of American Standard Inc and will rank:

•	equally with its senior unsecured debt from time to time outstanding ($12 million as of March 31, 2005);

•	senior to its subordinated debt from time to time outstanding; and

•	effectively junior to its secured debt ($1.62 billion as of March 31, 2005) and to all debt and other liabilities of its subsidiaries ($4.151 billion as of March 31, 2005) from time to time outstanding.

      American Standard Companies Inc., one of the guarantors, has as its only significant assets all the outstanding common stock of American Standard Inc., the issuer, and American Standard International Inc., the other guarantor. Each guarantor will fully and unconditionally guarantee the payment of principal, premium, if any, and interest on the notes. The guarantees will rank pari passu with other unsecured unsubordinated obligations of each guarantor.
Restrictive Covenants
      The issuer and guarantors have agreed to two principal restrictions on their activities for the benefit of holders of the notes. The restrictive covenants summarized below will apply to the notes (unless waived or amended) as long as the notes are outstanding. We have used in this summary description capitalized terms that we have defined below under “— Glossary.”

Limitation on Liens
      The issuer and each guarantor will not, nor will any of them permit any of their Subsidiaries to, create, incur, or permit to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any Indebtedness of the issuer or any guarantor, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(a) Liens existing as of April 1, 2005, the closing date of the private placement of the outstanding notes;

(b) Liens granted after April 1, 2005 on any assets or properties of the issuer or a guarantor or any of their Subsidiaries securing Indebtedness to the issuer of a guarantor created in favor of the holders of such series;

(c) Liens securing Indebtedness of the issuer or a guarantor which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture, provided that such Liens do not extend to or cover any property or assets of the issuer or a guarantor or any of their Subsidiaries other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

(d) Permitted Liens; and

(e) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (a) through (d), provided that, based on a good faith determination of an officer of each of the issuer and each guarantor, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the property or asset encumbered by the otherwise permitted Lien which is being replaced.
      Notwithstanding the foregoing, the issuer and the guarantors and any Subsidiary may, without securing any series of notes, create, incur or permit to exist Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (i) 15% of Consolidated Net Assets or (ii) $250,000,000.

Limitation on Sale/ Leaseback Transactions
      The issuer and each guarantor will not, nor will any of them permit any of their Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of the issuer or a guarantor or any of their Subsidiaries unless
      (a) the issuer or guarantor or such Subsidiary would be entitled under the Limitation on Liens covenant above to create, incur or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Liens in respect of such transaction without equally and ratably securing the notes, or

      (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition (or in the case of real property, the construction) of assets or to the repayment of Indebtedness of the issuer or a guarantor or a Subsidiary of the issuer or a guarantor which by its terms matures not earlier than one year after the date of such repayment.
      Notwithstanding the foregoing, the issuer, the guarantors and their Subsidiaries are permitted to enter into sale and leaseback transactions:

(1) entered into prior to April 1, 2005, or

(2) for the sale and leasing back of any property or asset by a Subsidiary of the issuer or guarantor to the issuer or guarantor, or

(3) involving leases for less than three years, or

(4) in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset.
Glossary
      “Attributable Liens” means in connection with a sale and lease-back transaction, the lesser of (a) the fair market value of the assets subject to such transaction and (b) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding securities issued under the indenture (which may include securities in addition to the notes) determined on a weighted average basis and compounded semiannually) of the obligations of the lessee for rental payments during the term of the related lease.
      “Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with U.S. generally accepted accounting principles (“GAAP”).
      “Capital Stock” of any person means any and all shares, interests, participations, rights to purchase, warrants, options or other equivalents (however designated) of corporate stock or other equity of such person.
      “Consolidated Net Assets” means as of any particular time the aggregate amount of assets after deducting therefrom all current liabilities except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases, all as set forth on the most recent consolidated balance sheet of American Standard Companies Inc. and its consolidated Subsidiaries and computed in accordance with GAAP.
      “Exempted Debt” means the sum of the following as of the date of determination: (i) Indebtedness of the issuer and each guarantor incurred after April 1, 2005 and secured by Liens not otherwise permitted by the first sentence under “Limitation on Liens” above, and (ii) Attributable Liens of the issuer and each guarantor and their Subsidiaries in respect of sale and lease-back transactions entered into after April 1, 2005, other than sale and lease-back transactions permitted by the limitation on sale and lease-back transactions set forth under “Limitation on Sale and Lease-Back Transactions” above. For purposes of determining whether or not a sale and lease-back transaction is “permitted” by “Limitation on Sale and Lease-Back Transactions,” the last paragraph under “Limitation on Liens” above (creating an exception for Exempted Debt) will be disregarded.
      “Facility” means the Five Year Credit Agreement dated as of November 6, 2001, as amended on November 5, 2002, among American Standard Companies Inc., American Standard Inc., certain Borrowing Subsidiaries (as defined in the Facility), the lenders named in the Facility and JPMorgan Chase Bank, N.A. as Administrative Agent, as such agreement may be amended (including any amendment, restatement and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations under the Facility.
      “Indebtedness” means, with respect to any person, without duplication,

      (1) any Obligation of such person relating to any indebtedness of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets, of such person or only to a portion thereof), (B) evidenced by notes, debentures or similar instruments (including purchase money obligations) given in connection with the acquisition of any property or assets (other than trade accounts payable for inventory or similar property acquired in the ordinary course of business), including securities, for the payment of which such person is liable, directly or indirectly, or the payment of which is secured by a lien, charge or encumbrance on property or assets of such person, (C) for goods, materials or services purchased in the ordinary course of business (other than trade accounts payable arising in the ordinary course of business), (D) with respect to letters of credit or bankers acceptances issued for the account of such person or performance, surety or similar bonds, (E) for the payment of money relating to a Capital Lease obligation or (F) under interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements;
      (2) any liability of others of the kind described in the preceding clause (1), which such person has guaranteed or which is otherwise its legal liability; and
      (3) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1) or (2).
      “Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
      “Obligation” of any person with respect to any specified Indebtedness means any obligation of such person to pay principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expense or other amounts relating to such Indebtedness.
      “Permitted Liens” means (i) Liens securing Indebtedness arising under the Facility and any initial or subsequent renewal, extension, refinancing, replacement or refunding thereof; (ii) Liens on accounts receivable, merchandise, inventory, equipment, and patents, trademarks, trade names and other intangibles, securing Indebtedness; (iii) Liens on any asset of the issuer or a guarantor, any Subsidiary, or any joint venture to which the issuer or a guarantor or any of their Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations; (iv)(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on property at the time of acquisition thereof or at the time of acquisition by the issuer, a guarantor or a Subsidiary or any person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; (v) Liens for taxes, assessments and governmental charges or levies that are not yet delinquent, or are delinquent, but the validity of which is being contested in good faith; (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (vii) Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; (viii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (ix) Liens on key-man life insurance policies granted to secure Indebtedness of the issuer or a guarantor against the cash surrender value thereof; (x) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Indebtedness of the issuer or a guarantor under interest swap obligations and currency agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the issuer or a guarantor or any of their Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the issuer or a guarantor or any of their Subsidiaries in the ordinary course of business; (xii) any mechanics’, materialmen’s, carrier’s or other similar lien arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not yet due or which are being contested in good faith, and (xiii) Liens in favor of the issuer or a guarantor or any Subsidiary.
      “Subsidiary” means a person (other than an individual) at least a majority of the outstanding voting stock (or other ownership interests) of which is owned or controlled, directly or indirectly, by such other person, or by one or more Subsidiaries, or by such person and one or more Subsidiaries. For the purposes of this definition, “voting stock” means stock (or other ownership interests) having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
Consolidation, Merger and Sale of Assets
      The issuer or a guarantor may, without the consent of the holders of any outstanding notes, consolidate with or sell, lease or convey all or substantially all of their assets to, or merge with or into, any other entity provided that:

(a) either the issuer or the relevant guarantor, as the case may be, shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the guarantor’s and/or the issuer’s obligations to pay principal of (and premium, if any) and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

(b) immediately after giving effect to such transaction, no event of default under the indenture and no event which, after notice or the lapse of time, or both, would become such an Event of Default shall have occurred and be continuing; and

(c) an officers’ certificate and legal opinion covering certain of such conditions shall be delivered to the trustee.
Events of Default
      The following are events of default with respect to the notes:

•	failure to pay interest on the notes for 30 days when due;

•	failure to pay principal of or any premium on the notes when due;

•	failure to comply with any covenant or agreement in the notes or the indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities issued under the indenture) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of the issuer or the guarantors.
      A default under the notes will not necessarily be a default under any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of the notes of any default or event of default (except in any payment on the notes) if the trustee considers it in the interest of the holders to do so.
      If an event of default for the notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes (or, in some cases, 25% in principal amount of all debt securities issued under the indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those notes (or debt securities) to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the indenture, including the notes, will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding notes (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.
      A holder of a note may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request.
This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment.
      In most cases, holders of a majority in principal amount of the outstanding (or of all debt securities issued under the indenture that are affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.
      The indenture requires the issuer and the guarantors to file each year with the trustee a written statement as to their compliance with the covenants contained in the indenture.
Modification and Waiver
      The indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding notes and all other series of debt securities issued under the indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of each holder of a note, however, no modification may:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the note;

•	reduce the principal of the note or change its stated maturity;

•	reduce any premium payable on the redemption of the note or change the time at which the note may be redeemed;

•	make payments on the notes payable in currency other than U.S. dollars;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the note;

•	make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification; or

•	waive a continuing default or event of default regarding any payment on the notes.

      The indenture may be amended or supplemented or any provision of the indenture may be waived without the consent of any holders of notes in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations under the indenture of the issuer or a guarantor by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

•	to provide any security for or any guarantees of the notes or the related guarantees;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of the notes or to surrender any rights the issuer or a guarantor has under the indenture;

•	to add events of default with respect to the notes; and

•	to make any change that does not adversely affect any outstanding notes in any material respect.
      The holders of a majority in principal amount of the outstanding notes (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may waive compliance with any provision in the indenture in any particular instance, and may waive any existing or past default or event of default with respect to the notes (or debt securities). Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.
Defeasance
      When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If any combination of funds or government securities are deposited with the trustee sufficient to make payments on the notes on the dates those payments are due and payable, then, at the issuer’s option, either of the following will occur:

•	the issuer and the guarantors will be discharged from their obligations with respect to the notes and the related guarantees (“legal defeasance”); or

•	the issuer and the guarantors will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).
      If the notes are defeased, the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of the issuer to pay principal, premium and interest on the notes and the guarantors’ guarantees of the payments will also survive.
      We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law
      New York law governs the indenture and the notes.
Trustee
      The Bank of New York is the trustee under the indenture. The Bank of New York also serves as the exchange agent in this exchange offer, and as trustee and custodian relating to other series of our debt securities. The Bank of New York and its affiliates perform certain commercial banking services for us for which they receive customary fees and are lenders under various outstanding credit facilities of subsidiaries of American Standard Companies Inc.
      If an event of default occurs under the indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.
      The indenture contains limitations on the right of the trustee, if it becomes a creditor of the issuer or a guarantor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with the issuer or a guarantor. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.
Book-Entry, Delivery and Form
      The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the account of direct or indirect participants in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Depository Procedures
      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.
      The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or American Standard. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
      DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.
      In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).
Same Day Settlement and Payment
      We will make payments in respect of the notes represented by the Global Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Global Notes. We will make all payments with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The note represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
      In this section we summarize the material U.S. federal income tax considerations relevant to the exchange of your outstanding notes for exchange notes in the exchange offer and the ownership and disposition of exchange notes by an individual or entity who or that purchased notes in the offering for cash at original issue and holds the exchange notes as capital assets for purposes of the Internal Revenue Code. This summary does not purport to be a complete analysis of all potential tax considerations relating to the exchange or the exchange notes. The Code contains rules relating to securities held by special categories of holders, including financial institutions, certain insurance companies, broker-dealers, tax-exempt organizations, traders in securities that elect to mark-to-market, investors liable for the alternative minimum tax, investors that hold shares as part of a straddle or a hedging or conversion transaction, and investors whose functional currency is not the U.S. dollar. We do not discuss these rules and holders who are in special categories should consult their own tax advisors.
      This discussion is based on the current provisions of:

•	the Code and the U.S. Treasury Regulations promulgated thereunder;

•	the administrative policies published by the IRS; and

•	judicial decisions;

•	all of which are subject to change either prospectively or retroactively.
      We intend this discussion to be a general description of the U.S. federal income tax considerations material to the exchange of your outstanding notes for exchange notes and the ownership and disposition of the exchange notes. We do not discuss any aspect of U.S. state or local, foreign or other tax laws, including gift and estate tax laws, that may apply. Therefore, you should consult your own tax advisor regarding the tax consequences of the exchange of notes or of owning, or disposing of the exchange notes.
      We have not sought and do not expect to seek any rulings from the IRS on the matters discussed in this section. The IRS may take a different position on the tax consequences of the exchange of your outstanding notes for exchange notes in the exchange offer and of the ownership or disposition of the exchange notes, and that position may be sustained.
      We refer to you as a “U.S. holder” if you are:

•	an individual or entity who or that is, for purposes of the Code, a citizen or resident in the U.S.;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust which either (1) is subject to supervision of a court within the U.S. and the control of one or more U.S. persons, or (2) has elected to be treated as a U.S. person; or

•	otherwise subject to U.S. federal income tax on a net income basis on the notes.
      We refer to persons who or that are not “U.S. holders” as “non-U.S. holders.”
      If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the exchange of old notes for exchange notes and ownership and disposition of the exchange notes.
U.S. Holders
      Exchange Offer. As a U.S. holder, you will not recognize taxable gain or loss from exchanging outstanding notes for exchange notes in the exchange offer. The holding period of the exchange notes will include the holding period of the outstanding notes that are exchanged for the exchange notes. The adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the outstanding notes exchanged for the exchange notes immediately before the exchange.
      Interest. If you are a U.S. holder, the stated interest on the exchange notes generally will be taxable to you as ordinary income at the time that it is paid or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.
      Sale, Exchange or Other Taxable Disposition of an Exchange Note. As a U.S. holder, you will recognize gain or loss on the sale, retirement, redemption or other taxable disposition of an exchange note in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange for the exchange note, other than amounts for accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income, and (2) your adjusted tax basis in the exchange note. Any gain or loss recognized will generally be capital gain or loss. The capital gain or loss will generally be long-term capital gain or loss if you have held the exchange note for more than one year. Otherwise, the capital gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.
      Liquidated Damages. We intend to take the position that any liquidated damages payable on a failure to meet our registration obligations will be taxable to you as ordinary income when received or accrued in accordance with your method of accounting for U.S. federal income tax purposes. This position is based in part on the assumption that, as of the date of issuance of the notes, the possibility that liquidated damages would have to be paid was a “remote” or “incidental” contingency within the meaning of applicable U.S. Treasury Regulations. Our determination that such possibility was a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the note. The IRS, however, may take a different position, which could affect the timing and character of your income and our deduction with respect to payments of liquidated damages.
      Optional Redemption. We, at our option, are entitled to redeem all or a portion of the exchange notes. U.S. Treasury Regulations contain special rules for determining the yield to maturity and maturity date on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. We believe that under these rules the redemption provisions of the exchange notes should not affect the computation of the yield to maturity or maturity date of the exchange notes.
      Backup Withholding and Information Reporting. As a U.S. holder, you may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply to payments of interest on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, an exchange note, unless you (1) are a corporation or come within other exempt categories and, when required, demonstrate this fact or (2) provide us or our agent with your taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the backup withholding rules.
      Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.
Non-U.S. Holders
      Interest. If you are a non-U.S. holder, interest paid to you on the exchange notes will not be subject to U.S. federal withholding tax if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, directly or indirectly, through stock ownership;

•	you are not a bank that holds the exchange note on an extension of credit made under a loan agreement entered into in the ordinary course of your trade or business; and

•	either (1) you, as the beneficial owner of the exchange note, provide us or our agent with a statement, on U.S. Treasury Form W-8BEN or a suitable substitute form, signed under penalties of perjury that includes your name and address and certifies that you are not a U.S. person or (2) an exemption is otherwise established. If you hold your exchange notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable U.S. Treasury Regulations.
      If these requirements are not met, you will be subject to U.S. withholding tax at a rate of 30% on interest payments on the exchange notes unless you provide us with a properly executed and updated (1) U.S. Treasury Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) U.S. Treasury Form W-8ECI (or successor form) stating that the interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.
      In the event we are required to pay liquidated damages on the notes, as described above in “U.S. Holders — Liquidated Damages,” the tax treatment of such payment should be the same as other interest payments received by a Non-U.S. Holder. However, the IRS may treat such payments as other than interest, in which case they would be subject to U.S. withholding tax at a rate of 30%, unless the holder qualifies for a reduced rate of tax or an exemption under an applicable U.S. income tax treaty.
      If you are engaged in a trade or business in the U.S. and interest on an exchange note is effectively connected with your conduct of that trade or business, you will be required to pay U.S. federal income tax on that interest on a net income basis (although payments to you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the U.S. Internal Revenue Code.
      If you are eligible for the benefit of a tax treaty, effectively connected income generally will be subject to U.S. federal income tax only if it is attributable to a “permanent establishment” in the U.S. In addition, if you are a foreign corporation, you may be required to pay a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S., provided the required information is properly furnished to the IRS.
      Sale, Exchange or Other Taxable Disposition of an Exchange Note. As a non-U.S. holder, gain realized by you on the sale, exchange or redemption of an exchange note (except, in the case of redemptions, with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal withholding tax. However, gain will be subject to U.S. federal income tax if (1) the gain is effectively connected with your conduct of a trade or business in the U.S., (2) you are an individual who is present in the U.S. for a total of 183 days or more during the taxable year in which the gain is realized and other conditions are satisfied, or (3) you are subject to tax under U.S. tax laws that apply to certain U.S. expatriates. If you are described in clause (1) above, you generally will be required to pay U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any such effectively connected gain. If you are described in clause (2) above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a holder described in clause (3) above, you should consult your tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.
      Backup Withholding and Information Reporting. The amount of any interest paid to, and the tax withheld with respect to, a non-U.S. holder, must generally be reported annually to the IRS and to such non-U.S. holder, regardless of whether any tax was actually withheld.
      Payments on the exchange notes made by us or our paying agent to noncorporate non-U.S. holders may be subject to information reporting and possibly to backup withholding. Information reporting and backup withholding generally do not apply, however, to payments made by us or our paying agent on an exchange note if we (1) have received from you the U.S. Treasury Form W-8BEN or a suitable substitute form as described above under “Non-U.S. Holders-Interest,” or otherwise establish an exemption and (2) do not have actual knowledge or have reason to know that you are a U.S. holder.
      Payment of proceeds from a sale of an exchange note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless you certify as to your non-U.S. status or otherwise establish an exemption from information reporting and backup withholding and the broker does not have actual knowledge or have reason to know that you are a U.S. holder. Payment outside the U.S. of the proceeds of the sale of an exchange note to or through a foreign office of a “broker,” as defined in the applicable U.S. Treasury Regulations, should not be subject to information reporting or backup withholding. However, U.S. information reporting, but not backup withholding, generally will apply to a payment made outside the U.S. of the proceeds of a sale of an exchange note through an office outside the U.S. of a broker if the broker:

•	is a U.S. person;

•	is a foreign person who derives 50% or more of its gross income from the conduct of a U.S. trade or business;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its taxable year, one or more of its partners are U.S. persons, as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business.

      However, information reporting will not apply if (1) you certify as to your non-U.S. status or the broker has documentary evidence in its records that you are a non-U.S. holder, and certain other conditions are met or (2) an exemption is otherwise established.
      Any amounts withheld from a payment to you under the backup withholding rules of the U.S. Treasury Regulations will be allowed as a refund or credit against your U.S. federal income tax liability, provided that you follow the requisite procedures.
      THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for outstanding notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.
      Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the exchange notes for sale in any U.S. jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law;

•	the suspension is taken by us in good faith and for a valid business reason, including the possible acquisition or divestiture of assets or a material corporate transaction or event; or

•	an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.
      If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on those notes; or

•	through a combination of those methods of resale;
at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incidental to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.
LEGAL MATTERS
      The validity of the exchange notes offered hereby will be passed upon for us by McDermott Will & Emery LLP.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The financial statements and the related financial statement schedule for the years ended December 31, 2004, 2003 and 2002 incorporated into this prospectus by reference from American Standard Companies Inc. Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on February 25, 2005, as amended on a Form 10-K/ A filed on March 2, 2005, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports appearing therein, which are incorporated herein by reference.

American Standard Inc.
Offer To Exchange
$200,000,000 aggregate principal amount of 5 1/2% Senior Notes due 2015, which have been registered under the Securities Act,
for any and all
outstanding, unregistered 5 1/2% Senior Notes due 2015
Guaranteed by
American Standard Companies Inc.
and
American Standard International Inc.

PROSPECTUS

[                    ], 2005
The Exchange Agent for the Exchange Offer is:
The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
Attn:
Facsimile: (212) 815-1915
Until 90 days after the date of this prospectus, all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Under Section 145 of the Delaware General Corporation Law (8 Delaware Code §145), the Registrants have broad powers to indemnify their directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. In addition, the Registrants’ certificates of incorporation provide for indemnification of its directors and officers.
      Article Eight of the Registrants’ certificates of incorporation provide that directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to certain unlawful payments of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper benefit.
      Article Eight of the Registrants’ certificates of incorporation also provide that anyone who is or was a director or officer of such Registrant shall be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law. This includes indemnity against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement).
      Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws, or state or federal environmental laws.
      Policies of insurance are maintained by the Registrants under which the directors and officers of the Registrants are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceeding, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits
EXHIBIT INDEX
      (The Commission File Number of American Standard Companies Inc. (formerly ASI Holding Corporation), the Registrant (sometimes hereinafter referred to as “Holding”), and for all Exhibits incorporated by reference, is 1-11415, except those Exhibits incorporated by reference in filings made by American Standard Inc. (the “Company”) the Commission File Number of which is 33-64450. Prior to filing its Registration Statement on Form S-2 on November 10, 1994, Holding’s Commission File Number was 33-23070.)

3.1	Restated Certificate of Incorporation of Holding; previously filed as Exhibit 3(i) to Holding’s Form 10-Q for the quarter ended September 30, 1998, and herein incorporated by reference.

3.2	Amendment to the Restated Certificate of Incorporation of Holding; previously filed as Exhibit 3 to Holding’s Form 10-Q for the quarter ended June 30, 2004, and herein incorporated by reference.

3.3	Amended and Restated By-laws of Holding; previously filed as Exhibit (3)(ii) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.1	Form of Common Stock Certificate; previously filed as Exhibit (4)(i) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.

4.2	Indenture, dated as of November 1, 1986, between the Company and Manufacturers Hanover Trust Company, Trustee, including the form of 9 1/4% Sinking Fund Debenture Due 2016 issued pursuant thereto on December 9, 1986, in the aggregate principal amount of $150,000,000; previously filed as Exhibit 4(iii) to the Company’s Form 10-K for the fiscal year ended December 31, 1986, and herein incorporated by reference.

4.3	Instrument of Resignation, Appointment and Acceptance, dated as of April 25, 1988 among the Company, Manufacturers Hanover Trust Company (the ‘Resigning Trustee”) and Wilmington Trust Company (the ‘Successor Trustee”) relating to resignation of the Resigning Trustee and appointment of the Successor Trustee, under the Indenture referred to in Exhibit 4.2 above; previously filed as Exhibit (4)(ii) to Registration Statement No. 33-64450 of the Company, filed June 16, 1993, and herein incorporated by reference.

4.4	First Supplemental Indenture, dated as of February 1, 2000 among the Company, Holding and Wilmington Trust Company, as Trustee; previously filed as Exhibit (4)(iv) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.5	Form of Senior Debt Indenture dated as of January 15, 1998 among the Company, Holding and The Bank of New York, Trustee; previously filed as Exhibit (4)(i) to Amendment No. 1 to Registration Statement No. 333-32627 filed September 19, 1997, and herein incorporated by reference.

4.6	Indenture dated as of January 15, 1998 among the Company, Holding and The Bank of New York, Trustee; previously filed as Exhibit 4.1 to Holding’s Form 10-Q for the quarter ended September 30, 1998, and herein incorporated by reference.

4.7	First Supplemental Indenture dated as of January 15, 1998 between the Company, Holding and The Bank of New York, relating to the Company’s 7.375% Senior Notes due 2008, guaranteed by Holding; previously filed as Exhibit (4)(xi) to Holding’s Form 10-K for the fiscal year ended December 31, 1997, and herein incorporated by reference.

4.8	Second Supplemental Indenture dated as of February 13, 1998 between the Company, Holding and The Bank of New York relating to the Company’s 7 1/8% Senior Notes due 2003 and 7 5/8% Senior Notes due 2010, guaranteed by Holding; previously filed as Exhibit (4)(xii) to Holding’s Form 10-K for the fiscal year ended December 31, 1997, and herein incorporated by reference.

4.9	Third Supplemental Indenture dated as of April 13, 1998 to the Indenture dated as of January 15, 1998 among the Company, Holding and The Bank of New York relating to the 7 3/8% Senior Notes due 2005; previously filed as Exhibit 4.2 to Holding’s Form 10-Q for the quarter ended September 30, 1998, and herein incorporated by reference.

4.10	Fourth Supplemental Indenture dated as of May 28, 1999 to the Indenture dated as of January 15, 1998 among the Company, Holding and The Bank of New York relating to the 8.25% Senior Notes due 2009; previously filed as Exhibit (4)(x) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.11	Fifth Supplemental Indenture dated as of May 28, 1999 to the Indenture dated as of May 28, 1999 among the Company, Holding and The Bank of New York relating to the 8.25% Senior Notes due 2009; previously filed as Exhibit (4)(xi) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.12	Sixth Supplemental Indenture dated as of May 28, 1999 to the Indenture dated as of May 28, 1999 among the Company, Holding and The Bank of New York relating to the 7.125% Senior Notes due 2006; previously filed as Exhibit (4)(xii) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.13	Seventh Supplemental Indenture dated as of November 19, 2004 to the Indenture dated as of May 28, 1999 among the Company, Holding and The Bank of New York; previously filed as Exhibit 4.01 to Holding’s Form 8-K dated November 19, 2004, and herein incorporated by reference.

4.14	Rights Agreement, dated as of January 5, 1995, between Holding and Citibank N.A. as Rights Agent; previously filed as Exhibit (4)(xxv) to Holding’s Form 10-K for the fiscal year ended December 31, 1994, and herein incorporated by reference.

4.15		Amendment No. 1 to Rights Agreement, dated as of January 13, 2003 between American Standard Companies Inc. and The Bank of New York, as Rights Agent; previously filed as Exhibit (1)(a) to Holding’s Form 8-A/A (Amendment No. 2) filed on August 20, 2003, and herein incorporated by reference.

4.16		Amendment No. 2 to Rights Agreement dated as of February 6, 2003, between American Standard Companies Inc. and The Bank of New York, as Rights Agent; previously filed as Exhibit (1)(b) to Holding’s Form 8-A/A (Amendment No. 2) filed on August 20, 2003 and herein incorporated by reference.

4.17		Amendment No. 3 to Rights Agreement dated August 20, 2003, between American Standard Companies Inc. and The Bank of New York, as Rights Agent; previously filed as Exhibit (1)(b) to Holding’s Form 8-A/A (Amendment No. 2) filed on August 20, 2003 and herein incorporated by reference.

4.18		Guaranty executed and delivered November 19, 2004, made by American Standard International Inc. to The Bank of New York; previously filed as Exhibit 4.02 to Holding’s Form 8-K dated November 19, 2004, and herein incorporated by reference.

4.19		Indenture dated as of April 1, 2005, between the Company, Holding, American Standard International Inc. and The Bank of New York Trust Company, N.A., as trustee; previously filed as Exhibit 4.1 to Holding’s Form 8-K filed on April 1, 2005, and herein incorporated by reference.

4.20		Form of 5 1/2% Senior Note Due 2015.

10	.1*	Amended and Restated Employment Agreement of Frederic M. Poses dated as of February 7, 2002; previously filed as Exhibit (10)(iii) to Holding’s Form 10-K for the fiscal year ended December 31, 2001, and herein incorporated by reference.

10	.2*	Amendment to Employment Agreement of Frederic M. Poses dated October 6, 2004; previously filed as Exhibit 10.1 to Holding’s Form 8-K filed on October 7, 2004, and herein incorporated by reference.

10	.3*	Employment Agreement with J. Paul McGrath dated December 17, 1999; previously filed as Exhibit (10)(iii) to Holding’s Form 10-K for the fiscal year ended December 31, 2000, and herein incorporated by reference.

10	.4*	Summary of Employment Arrangement with J. Paul McGrath; previously filed as Exhibit 10.4 to Holding’s Form 10-Q for the quarter ended June 30, 2004, and herein incorporated by reference.

10	.5*	Employment Agreement with G. Peter D’Aloia dated December 3, 1999; previously filed as Exhibit (10)(iv) to Holding’s Form 10-K for the fiscal year ended December 31, 2000, and herein incorporated by reference.

10	.6*	Summary of Employment Arrangement with G. Peter D’Aloia; previously filed as Exhibit 10.6 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.7*	Employment Agreement with Lawrence B. Costello dated May 1, 2000; previously filed as Exhibit (10)(vi) to Holding’s Form 10-K for the fiscal year ended December 31, 2001, and herein incorporated by reference.

10	.8*	Employment Agreement with James E. Dwyer; previously filed as Exhibit 99.1 to Holding’s Form 10-Q for the quarter ended September 30, 2004, and herein incorporated by reference.

10	.9*	Employment Agreement with Marc Olivié dated March 2, 2001 and revised March 19, 2001; previously filed as Exhibit (10)(vii) in Holding’s Form 10-K for the fiscal year ended December 31, 2001, and herein incorporated by reference.

10	.10*	Separation Letter between Marc Olivié and American Standard Companies Inc. dated January 13, 2004; previously filed as Exhibit 10.6 to Holding’s Form 10-K for the fiscal year ended December 31, 2003, and herein incorporated by reference.

10	.11*	The American Standard Companies Inc. Employee Stock Purchase Plan, amended and restated as of July 1, 2002; previously filed as Exhibit (10)(viii) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.

10	.12*	Trust Agreement for American Standard Companies Inc. Long-Term Incentive Compensation Plan and American Standard Companies Inc. Supplemental Incentive Compensation Plan (as Amended and Restated in its Entirety as of February 3, 2005); previously filed as Exhibit 10.12 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.13*	American Standard Inc. Executive Supplemental Retirement Benefit Program, Restated to include all amendments through July 10, 2003; previously filed as Exhibit 10.10 to Holding’s Form 10-K for the fiscal year ended December 31, 2003, and herein incorporated by reference.

10	.14*	American Standard Companies Inc. Supplemental Compensation Plan for Outside Directors (as amended and restated effective October 7, 2004); previously filed as Exhibit 10 to Holding’s Form 10-Q for the quarter ended September 30, 2004, and herein incorporated by reference.

10	.15*	Trust Agreement for the American Standard Companies Inc. Supplemental Compensation Plan for Outside Directors, Amended and Restated as of October 2, 2003; previously filed as Exhibit 10.12 to Holding’s Form 10-K for the fiscal year ended December 31, 2003, and herein incorporated by reference.

10	.16*	American Standard Companies Inc. Corporate Officer Severance Plan (as Amended and Restated as of July 8, 2004); previously filed as Exhibit 10 to Holding’s Form 10-Q for the quarter ended June 30, 2004, and herein incorporated by reference.

10	.17*	American Standard Companies Inc. Deferred Compensation Plan (as Amended and Restated as of January 1, 2004); previously filed as Exhibit 10.14 to Holding’s Form 10-K for the fiscal year ended December 31, 2003, and herein incorporated by reference.

10	.18*	American Standard Companies Inc. Stock Incentive Plan, as amended through December 7, 2000; previously filed as Exhibit (10)(xiv) to Holding’s Form 10-K for the fiscal year ended December 31, 2000, and herein incorporated by reference.

10	.19*	Addendum to Stock Incentive Plan to comply with local regulations in the United Kingdom with respect to options granted in that country; previously filed as Exhibit (10)(xii) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

10	.20*	Addendum to Stock Incentive Plan referred to comply with local regulations in France with respect to options granted in that country; previously filed as Exhibit (10)(xiii) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

10	.21*	Second Addendum for French Participants to Stock Incentive Plan in governing options granted to participants in France on or after May 16, 2001; previously filed as Exhibit (10)(xix) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.

10	.22*	Addendum to Stock Incentive Plan for Canadian participants to comply with local regulation in Canada with respect to options granted in that country; previously filed as Exhibit 10.2 to Holding’s Form 10-Q for the quarter ended June 30, 2004 and herein incorporated by reference. (Plan previously filed as Exhibit (10)(xix) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.)

10	.23*	American Standard Companies Inc. 2002 Omnibus Incentive Plan; previously filed as Exhibit (10) to Holding’s Form 10-Q for the quarter ended March 31, 2002, and herein incorporated by reference.

10	.24*	Addendum to the 2002 Omnibus Incentive Plan governing options granted to participants in Canada with respect to options granted in that country; previously filed as Exhibit 10.1 to Holding’s Form 10-Q for the Quarter ended June 30, 2004. (Plan filed as Exhibit (10) to Holding’s Form 10-Q for the quarter ended March 31, 2002 and herein incorporated by reference).

10	.25*	Addendum to the 2002 Omnibus Incentive Plan governing options granted to participants in France; previously filed as Exhibit (10)(xxi) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.

10	.26*	American Standard Inc. Supplemental Savings Plan (as Amended and Restated as of February 3, 2005); previously filed as Exhibit 10.26 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10.27		Form of Indemnification Agreement; previously filed as Exhibit (10) (xxi) in Amendment No. 3 to Registration Statement No. 33-56409, filed January 5, 1995, and herein incorporated by reference.

10.28		Five-Year Credit Agreement, dated as of November 6, 2001, among Holding, the Company, American Standard International Inc., certain subsidiaries of Holding and the financial institutions listed therein, The Chase Manhattan Bank, as Administrative Agent, Issuing Bank and Swingline Lender; Chase Manhattan International Limited, as London Agent and Italian Agent; Bank of America, N.A., Citibank, N.A. and Deutsche Bank AG as Syndication Agents; The Industrial Bank of Japan Trust Company and Lloyds TSB Bank PLC as Documentation Agents; and JP Morgan as Advisor, Lead Arranger and Book Manager; previously filed as Exhibit (10)(i) to Holding’s Form 10-Q for the quarter ended September 30, 2001, and herein incorporated by reference.

10.29		First Amendment dated as of November 5, 2002, to the Five-Year Credit Agreement, dated as of November 6, 2001, among Holding, the Company, American Standard International Inc., the Borrowing Subsidiaries from time to time party thereto and the Lenders from time to time party thereto; JPMorgan Chase Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender; and J. P. Morgan Europe Limited, as London Agent and as Belgian Agent; previously filed as Exhibit (10)(i) to Holding’s Form 10-Q for the quarter ended September 30, 2002, and herein incorporated by reference.

10	.30*	Consulting Agreement dated as of February 23, 2005, between the Company and J. Paul McGrath; previously filed as Exhibit 10.30 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.31*	American Standard Companies Inc. Stock Option Grant to J. Paul McGrath, dated July 7, 2004; previously filed as Exhibit 10.31 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.32*	American Standard Companies Inc. Stock Option Grant to G. Peter D’Aloia, dated July 7, 2004; previously filed as Exhibit 10.32 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.33*	American Standard Companies Inc. Stock Option Grant to G. Peter D’Aloia, dated February 2, 2005; previously filed as Exhibit 10.33 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.34*	2005-2007 Long-Term Incentive Plan and 2005 Annual Incentive Plan Goals; previously filed as Exhibit 10.34 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

12		Ratio of Earnings to Fixed Charges; previously filed as Exhibit 12 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and Exhibit 12 to Holding’s Form 10-Q for the fiscal quarter ended March 31, 2005, both herein incorporated by reference.

21		Listing of Holding’s subsidiaries; previously filed as Exhibit 21 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

23		Consent of Ernst & Young LLP.

23.1		Consent of Hamilton, Rabinovitz and Alschuler, Inc.

24		Power of Attorney (included in Part II of this Registration Statement).

25.1		Statement of Eligibility of The Bank of New York Trust Company, N.A., as trustee, on Form T-1.

99.1		Form of Letter of Transmittal.

99.2		Form of Notice of Guaranteed Delivery.

99.3		Form of Letter to Registered Holders.
99.4		Form of Letter to Beneficial Holders.
99.5		Guidelines for Certification of Taxpayer Identification Number.

*	Management compensatory plan or arrangement.
      (b) Financial statement schedules

Not applicable.

Item 22.	Undertakings
      (a) The undersigned registrants hereby undertake that

(1) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
      (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Piscataway, State of New Jersey, on May 6, 2005.

American Standard Inc.

By:	/s/ Mary Elizabeth Gustafsson

Name: Mary Elizabeth Gustafsson

Title:	President
POWER OF ATTORNEY
      Each of the undersigned hereby appoints G. Peter D’Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello, and each of them (with full power in each to act alone), as attorneys-in-fact and agents for the undersigned, each with full power of substitution for and in the name, place, and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable, hereby ratifying and confirming all that each of said attorneys-in-fact, their substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mary Elizabeth Gustafsson Mary Elizabeth Gustafsson	Director and President (Principal Executive Officer)	May 6, 2005

/s/ G. Peter D’Aloia G. Peter D’Aloia	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2005

/s/ Richard S. Paradise Richard S. Paradise	Vice President and Controller (Principal Accounting Officer)	May 6, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Piscataway, State of New Jersey, on May 3, 2005.

American Standard Companies Inc.

By:	/s/ Mary Elizabeth Gustafsson

Name: Mary Elizabeth Gustafsson

Title:	Senior Vice President, General Counsel and Secretary
POWER OF ATTORNEY
      Each of the undersigned hereby appoints G. Peter D’Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello, and each of them (with full power in each to act alone), as attorneys-in-fact and agents for the undersigned, each with full power of substitution for and in the name, place, and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable, hereby ratifying and confirming all that each of said attorneys-in-fact, their substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Frederic M. Poses Frederic M. Poses	Chairman and Chief Executive Officer; Director (Principal Executive Officer)	May 3, 2005

/s/ G. Peter D’Aloia G. Peter D’Aloia	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 3, 2005

/s/ Richard S. Paradise Richard S. Paradise	Vice President and Controller (Principal Accounting Officer)	May 3, 2005

/s/ Steven E. Anderson Steven E. Anderson	Director	May 3, 2005

/s/ Jared L. Cohon Jared L. Cohon	Director	May 3, 2005

/s/ Paul J. Curlander Paul J. Curlander	Director	May 3, 2005

Signature	Title	Date

/s/ Steven F. Goldstone Steven F. Goldstone	Director	May 3, 2005

/s/ Edward E. Hagenlocker Edward E. Hagenlocker	Director	May 3, 2005

/s/ James F. Hardymon James F. Hardymon	Director	May 3, 2005

/s/ Ruth Ann Marshall Ruth Ann Marshall	Director	May 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Piscataway, State of New Jersey, on May 6, 2005.

American Standard International Inc.

By:	/s/ Mary Elizabeth Gustafsson

Name: Mary Elizabeth Gustafsson

Title:	President
POWER OF ATTORNEY
      Each of the undersigned hereby appoints G. Peter D’Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello, and each of them (with full power in each to act alone), as attorneys-in-fact and agents for the undersigned, each with full power of substitution for and in the name, place, and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable, hereby ratifying and confirming all that each of said attorneys-in-fact, their substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mary Elizabeth Gustafsson Mary Elizabeth Gustafsson	Director and President (Principal Executive Officer)	May 6, 2005

/s/ G. Peter D’Aloia G. Peter D’Aloia	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2005

/s/ Richard S. Paradise Richard S. Paradise	Vice President and Controller (Principal Accounting Officer)	May 6, 2005

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation of Holding; previously filed as Exhibit 3(i) to Holding’s Form 10-Q for the quarter ended September 30, 1998, and herein incorporated by reference.

3.2	Amendment to the Restated Certificate of Incorporation of Holding; previously filed as Exhibit 3 to Holding’s Form 10-Q for the quarter ended June 30, 2004, and herein incorporated by reference.

3.3	Amended and Restated By-laws of Holding; previously filed as Exhibit (3)(ii) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.1	Form of Common Stock Certificate; previously filed as Exhibit (4)(i) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.

4.2	Indenture, dated as of November 1, 1986, between the Company and Manufacturers Hanover Trust Company, Trustee, including the form of 9 1/4% Sinking Fund Debenture Due 2016 issued pursuant thereto on December 9, 1986, in the aggregate principal amount of $150,000,000; previously filed as Exhibit 4(iii) to the Company’s Form 10-K for the fiscal year ended December 31, 1986, and herein incorporated by reference.

4.3	Instrument of Resignation, Appointment and Acceptance, dated as of April 25, 1988 among the Company, Manufacturers Hanover Trust Company (the ‘Resigning Trustee”) and Wilmington Trust Company (the “Successor Trustee”) relating to resignation of the Resigning Trustee and appointment of the Successor Trustee, under the Indenture referred to in Exhibit 4.2 above; previously filed as Exhibit (4)(ii) to Registration Statement No. 33-64450 of the Company, filed June 16, 1993, and herein incorporated by reference.

4.4	First Supplemental Indenture, dated as of February 1, 2000 among the Company, Holding and Wilmington Trust Company, as Trustee; previously filed as Exhibit (4)(iv) in Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.5	Form of Senior Debt Indenture dated as of January 15, 1998 among the Company, Holding and The Bank of New York, Trustee; previously filed as Exhibit (4)(i) to Amendment No. 1 to Registration Statement No. 333-32627 filed September 19, 1997, and herein incorporated by reference.

4.6	Indenture dated as of January 15, 1998 among the Company, Holding and The Bank of New York, Trustee; previously filed as Exhibit 4.1 to Holding’s Form 10- Q for the quarter ended September 30, 1998, and herein incorporated by reference.

4.7	First Supplemental Indenture dated as of January 15, 1998 between the Company, Holding and The Bank of New York, relating to the Company’s 7.375% Senior Notes due 2008, guaranteed by Holding; previously filed as Exhibit (4)(xi) to Holding’s Form 10-K for the fiscal year ended December 31, 1997, and herein incorporated by reference.

4.8	Second Supplemental Indenture dated as of February 13, 1998 between the Company, Holding and The Bank of New York relating to the Company’s 7 1/8% Senior Notes due 2003 and 7 5/8% Senior Notes due 2010, guaranteed by Holding; previously filed as Exhibit (4)(xii) to Holding’s Form 10-K for the fiscal year ended December 31, 1997, and herein incorporated by reference.

4.9	Third Supplemental Indenture dated as of April 13, 1998 to the Indenture dated as of January 15, 1998 among the Company, Holding and The Bank of New York relating to the 7 3/8% Senior Notes due 2005; previously filed as Exhibit 4.2 to Holding’s Form 10-Q for the quarter ended September 30, 1998, and herein incorporated by reference.

4.10	Fourth Supplemental Indenture dated as of May 28, 1999 to the Indenture dated as of January 15, 1998 among the Company, Holding and The Bank of New York relating to the 8.25% Senior Notes due; previously filed as Exhibit (4)(x) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.11	Fifth Supplemental Indenture dated as of May 28, 1999 to the Indenture dated as of May 28, 1999 among the Company, Holding and The Bank of New York relating to the 8.25% Senior Notes due 2009; previously filed as Exhibit (4)(xi) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.12	Sixth Supplemental Indenture dated as of May 28, 1999 to the Indenture dated as of May 28, 1999 among the Company, Holding and The Bank of New York relating to the 7.125% Senior Notes due 2006; previously filed as Exhibit (4)(xii) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

4.13		Seventh Supplemental Indenture dated as of November 19, 2004 to the Indenture dated as of May 28, 1999 among the Company, Holding and The Bank of New York; previously filed as Exhibit 4.01 to Holding’s Form 8-K dated November 19, 2004, and herein incorporated by reference.

4.14		Rights Agreement, dated as of January 5, 1995, between Holding and Citibank N.A. as Rights Agent; previously filed as Exhibit (4)(xxv) to Holding’s Form 10-K for the fiscal year ended December 31, 1994, and herein incorporated by reference.

4.15		Amendment No. 1 to Rights Agreement, dated as of January 13, 2003 between American Standard Companies Inc. and The Bank of New York, as Rights Agent; previously filed as Exhibit (1)(a) to Holding’s Form 8-A/A (Amendment No. 2) filed on August 20 2003, and herein incorporated by reference.

4.16		Amendment No. 2 to Rights Agreement dated as of February 6, 2003, between American Standard Companies Inc. and The Bank of New York, as Rights Agent; previously filed as Exhibit (1)(b) to Holding’s Form 8-A/A (Amendment No. 2) filed on August 20, 2003 and herein incorporated by reference.

4.17		Amendment No. 3 to Rights Agreement dated August 20, 2003, between American Standard Companies Inc. and The Bank of New York, as Rights Agent; previously filed as Exhibit (1)(b) to Holding’s Form 8-A/A (Amendment No. 2) filed on August 20, 2003 and herein incorporated by reference.

4.18		Guaranty executed and delivered November 19, 2004, made by American Standard International Inc. to the Bank of New York; previously filed as Exhibit 4.02 to Holding’s Form 8-K dated November 19, 2004, and herein incorporated by reference.

4.19		Indenture, dated as of April 1, 2005, between the Company, Holding, American Standard International Inc. and The Bank of New York Trust Company, N.A., as trustee; previously filed as Exhibit 4.1 to Holding’s Form 8-K filed on April 1, 2005, and herein incorporated by reference.

4.20		Form of 5 1/2% Senior Note Due 2015.

10	.1*	Amended and Restated Employment Agreement of Frederic M. Poses dated as of February 7, 2002; previously filed as Exhibit (10)(iii) to Holding’s Form 10-K for the fiscal year ended December 31, 2001, and herein incorporated by reference.

10	.2*	Amendment to Employment Agreement of Frederic M. Poses dated October 6, 2004; previously filed as Exhibit 10.1 to Holding’s Form 8-K dated October 6, 2004, and herein incorporated by reference.

10	.3*	Employment Agreement of J. Paul McGrath dated December 17, 1999; previously filed as Exhibit (10)(iii) to Holding’s Form 10-K for the fiscal year ended December 31, 2000, and herein incorporated by reference.

10	.4*	Summary of Employment Arrangement with J. Paul McGrath; previously filed as Exhibit 10.4 to Holding’s Form 10-Q for the quarter ended June 30, 2004, and herein incorporated by reference.

10	.5*	Employment Agreement of G. Peter D’Aloia dated December 3, 1999; previously filed as Exhibit (10)(iv) to Holding’s Form 10-K for the fiscal year ended December 31, 2000, and herein incorporated by reference.

10	.6*	Summary of Employment Arrangement with G. Peter D’Aloia; previously filed as Exhibit 10.6 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.7*	Employment Agreement of Lawrence B. Costello dated May 1, 2000; previously filed as Exhibit (10)(vi) to Holding’s Form 10-K for the fiscal year ended December 31, 2001, and herein incorporated by reference.

10	.8*	Employment Agreement of James E. Dwyer; previously filed as Exhibit 99.1 to Holding’s Form 10-Q for the quarter ended September 30, 2004, and herein incorporated by reference.

10	.9*	Employment Agreement of Marc Olivié dated March 2, 2001 and revised March 19, 2001; previously filed as Exhibit (10)(vii) in Holding’s Form 10-K for the fiscal year ended December 31, 2001, and herein incorporated by reference.

10	.10*	Separation Letter between Marc Olivié and American Standard Companies Inc. dated January 13, 2004; previously filed as Exhibit 10.6 to Holding’s Form 10-K for the fiscal year ended December 31, 2003, and herein incorporated by reference.

10	.11*	The American Standard Companies Inc. Employee Stock Purchase Plan, amended and restated as of July 1, 2002; previously filed as Exhibit (10)(viii) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.

10	.12*	Trust Agreement for American Standard Companies Inc. Long-Term Incentive Compensation Plan and American Standard Companies Inc. Supplemental Incentive Compensation Plan (as Amended and Restated in its Entirety as of February 3, 2005); previously filed as Exhibit 10.12 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.13*	American Standard Inc. Executive Supplemental Retirement Benefit Program, Restated to include all amendments through July 10, 2003; previously filed as Exhibit 10.10 to Holding’s Form 10-K for the fiscal year ended December 31, 2003, and herein incorporated by reference.

10	.14*	American Standard Companies Inc. Supplemental Compensation Plan for Outside Directors (as amended and restated effective October 7, 2004); previously filed as Exhibit 10 to Holding’s Form 10-Q for the quarter ended September 30, 2004, and herein incorporated by reference.

10	.15*	Trust Agreement for the American Standard Companies Inc. Supplemental Compensation Plan for Outside Directors, Amended and Restated as of October 2, 2003; previously filed as Exhibit 10.12 to Holding’s Form 10-K for the fiscal year ended December 31, 2003, and herein incorporated by reference.

10	.16*	American Standard Companies Inc. Corporate Officer Severance Plan (as Amended and Restated as of July 8, 2004); previously filed as Exhibit 10 to Holding’s Form 10-Q for the quarter ended July 10, 2004, and herein incorporated by reference.

10	.17*	American Standard Companies Inc. Deferred Compensation Plan (as Amended and Restated as of January 1, 2004); previously filed as Exhibit 10.14 to Holding’s Form 10-K for the fiscal year ended December 31, 2003, and herein incorporated by reference.

10	.18*	American Standard Companies Inc. Stock Incentive Plan, as amended through December 7, 2000; previously filed as Exhibit (10)(xiv) to Holding’s Form 10-K for the fiscal year ended December 31, 2000, and herein incorporated by reference.

10	.19*	Addendum to Stock Incentive Plan to comply with local regulations in the United Kingdom with respect to options granted in that country; previously filed as Exhibit (10)(xii) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

10	.20*	Addendum to Stock Incentive Plan referred to comply with local regulations in France with respect to options granted in that country; previously filed as Exhibit (10)(xiii) to Holding’s Form 10-K for the fiscal year ended December 31, 1999, and herein incorporated by reference.

10	.21*	Second Addendum for French Participants to Stock Incentive Plan in governing options granted to participants in France on or after May 16, 2001; previously filed as Exhibit (10)(xix) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.

10	.22*	Addendum to Stock Incentive Plan for Canadian participants to comply with local regulation in Canada with respect to options granted in that country; previously filed as Exhibit 10.2 to Holding’s Form 10-Q for the quarter ended June 30, 2004 and herein incorporated by reference. (Plan previously filed as Exhibit (10)(xix) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.)

10	.23*	American Standard Companies Inc. 2002 Omnibus Incentive Plan; previously filed as Exhibit (10) to Holding’s Form 10-Q for the quarter ended March 31, 2002, and herein incorporated by reference.

10	.24*	Addendum to the 2002 Omnibus Incentive Plan governing options granted to participants in Canada with respect to options granted in that country; previously filed as Exhibit 10.1 to Holding’s Form 10-Q for the Quarter ended June 30, 2004. (Plan filed as Exhibit (10) to Holding’s Form 10-Q for the quarter ended March 31, 2002 and herein incorporated by reference).

10	.25*	Addendum to the 2002 Omnibus Incentive Plan governing options granted to participants in France; previously filed as Exhibit (10)(xxi) to Holding’s Form 10-K for the fiscal year ended December 31, 2002 and herein incorporated by reference.

10	.26*	American Standard Inc. Supplemental Savings Plan (as Amended and Restated as of February 3, 2005); previously filed as Exhibit 10.26 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10.27		Form of Indemnification Agreement; previously filed as Exhibit (10) (xxi) in Amendment No. 3 to Registration Statement No. 33-56409, filed January 5, 1995, and herein incorporated by reference.

10.28		Five-Year Credit Agreement, dated as of November 6, 2001, among Holding, the Company, American Standard International Inc., certain subsidiaries of Holding and the financial institutions listed therein, The Chase Manhattan Bank, as Administrative Agent, Issuing Bank and Swingline Lender; Chase Manhattan International Limited, as London Agent and Italian Agent; Bank of America, N.A., Citibank, N.A. and Deutsche Bank AG as Syndication Agents; The Industrial Bank of Japan Trust Company and Lloyds TSB Bank PLC as Documentation Agents; and JP Morgan as Advisor, Lead Arranger and Book Manager; previously filed as Exhibit (10)(i) to Holding’s Form 10-Q for the quarter ended September 30, 2001, and herein incorporated by reference.

10.29		First Amendment dated as of November 5, 2002, to the Five-Year Credit Agreement, dated as of November 6, 2001, among Holding, the Company, American Standard International Inc., the Borrowing Subsidiaries from time to time party thereto and the Lenders from time to time party thereto; JPMorgan Chase Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender; and J. P. Morgan Europe Limited, as London Agent and as Belgian Agent; previously filed as Exhibit (10)(i) to Holding’s Form 10-Q for the quarter ended September 30, 2002, and herein incorporated by reference.

10	.30*	Consulting Agreement dated as of February 23, 2005, between the Company and J. Paul McGrath; previously filed as Exhibit 10.30 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.31*	American Standard Companies Inc. Stock Option Grant to J. Paul McGrath, dated July 7, 2004; previously filed as Exhibit 10.31 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.32*	American Standard Companies Inc. Stock Option Grant to G. Peter D’Aloia, dated July 7, 2004; previously filed as Exhibit 10.32 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.33*	American Standard Companies Inc. Stock Option Grant to G. Peter D’Aloia, dated February 2, 2005; previously filed as Exhibit 10.33 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

10	.34*	2005-2007 Long-Term Incentive Plan and 2005 Annual Incentive Plan Goals; previously filed as Exhibit 10.34 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

12		Ratio of Earnings to Fixed Charges; previously filed as Exhibit 12 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

21		Listing of Holding’s subsidiaries; previously filed as Exhibit 21 to Holding’s Form 10-K for the fiscal year ended December 31, 2004, and herein incorporated by reference.

23		Consent of Ernst & Young LLP.

23.1		Consent of Hamilton, Rabinovitz and Alschuler, Inc.

24		Power of Attorney (included in Part II of this Registration Statement).

25.1		Statement of Eligibility of The Bank of New York Trust Company, N.A., as trustee, on Form T-1.

99.1		Form of Letter of Transmittal.

99.2		Form of Notice of Guaranteed Delivery.

99.3		Form of Letter to Registered Holders.

99.4		Form of Letter to Beneficial Holders.
99.5		Guidelines for Certification of Taxpayer Identification Number.

*	Management compensatory plan or arrangement.